Exhibit 99.1

For Immediate Release: January 24, 2013

Bridge Capital Holdings Reports Financial Results

For the Fourth Quarter and Year Ended

December 31, 2012

Record Annual Levels of Loans, Deposits, Revenue, and Earnings

Conference Call and Webcast Scheduled for Thursday, January 24, 2013 at

5:00 p.m. Eastern Time

San Jose, CA – January 24, 2013 – Bridge Capital Holdings (NASDAQ: BBNK), whose subsidiary is Bridge Bank, National Association, announced today its financial results for the fourth quarter and year ended December 31, 2012.

The Company reported net income of $3.4 million for the three months ended December 31, 2012, representing a decrease of $1.0 million, or 22%, from $4.4 million in the quarter ended September 30, 2012 and an increase of $1.1 million, or 50%, compared to net income of $2.3 million for the same period one year ago.

For the quarter ended December 31, 2012, the Company reported earnings per diluted share of $0.23, which compares with $0.29 for the quarter ended September 30, 2012. This also compares with earnings per diluted share of $0.16 for the quarter ended December 31, 2011.

The Company reported net income of $13.8 million for the year ended December 31, 2012 representing an increase of $6.2 million, compared to net income of $7.8 million for the same period one year ago. For the year ended December 31, 2012, the Company reported earnings per diluted share of $0.92 compared to $0.52 for the year ended December 31, 2011, which included preferred dividend payments of $200,000. The Company retired the preferred stock issued under TARP in March of 2011 and, as a result, no longer has any preferred dividend payments.

For the quarter ended December 31, 2012, the Company’s return on average assets and return on average equity were 1.06% and 9.41%, respectively, and compared to 1.43% and 12.38%, respectively, for the quarter ended September 30, 2012 and 0.82% and 7.09%, respectively, for the same period in 2011. For the year ended December 31, 2012, the Company’s return on average assets and return on average equity were 1.14% and 9.98%, respectively, and compared to 0.75% and 6.12%, respectively, for the same period in 2011.

“In the fourth quarter, we saw a continuation of the positive trends that made 2012 the most profitable year in the history of the Company,” said Daniel P. Myers, president and chief executive officer of Bridge Bank, N.A. and Bridge Capital Holdings.  “We continued to see improvement in nearly all core operating and growth metrics of the company.  The relatively strong and improving economic environment of Silicon Valley, our focus and disciplined execution of the fundamentals of blocking and tackling of our business,  and the additional personnel and investments we made in infrastructure to expand our business development capabilities across all of our markets has positioned Bridge Bank to continue its growth and success into the new year.  This momentum should result in further measured improvement of performance during 2013.”

Fourth Quarter Highlights

Fourth quarter 2012 results, compared to third quarter 2012 (unless otherwise noted), reflected strong performance across all areas of the Company’s business and included the following:

•	Total revenue of $19.5 million for the fourth quarter of 2012 was the highest level of quarterly revenue since the inception of the Company and represented an increase of $0.3 million, or 2%, from the prior quarter. Net interest income of $15.8 million for the fourth quarter of 2012 compared to $15.4 million for the third quarter of 2012. Non-interest income of $3.7 million for the fourth quarter of 2012 compared to $3.8 million for the third quarter of 2012.

•	Net interest margin declined slightly to 5.10% for the quarter ended December 31, 2012 compared to 5.26% for the third quarter of 2012.

•	Total assets grew to $1.34 billion at December 31, 2012, with loans comprising 71% of the average earning asset mix compared to 72% for the prior quarter. Total deposits of $1.16 billion at December 31, 2012 represented the highest level of deposit balances since the inception of the Company, and compared to $1.07 billion at September 30, 2012.

•	Loan growth continued to be strong, primarily in the commercial, factoring, and asset-based lending portfolios, with average gross loans reaching $876.8 million for the quarter ended December 31, 2012, representing an increase of $39.2 million, or 5%, compared to average gross loans of $837.6 million for the quarter ended September 30, 2012. Period-end loan balances increased $27.6 million, or 3%, to $908.6 million, compared to $881.0 million at September 30, 2012.

•	Credit quality overall remained solid with the allowance for credit losses representing 2.20% of total gross loans and 200.14% of nonperforming loans at December 31, 2012, compared to 2.25% of total gross loans and 224.67% of nonperforming loans at September 30, 2012. The provision for credit losses of $1.5 million for the fourth quarter of 2012 primarily related to a charge-off on one asset-based credit. Net charge-offs were $1.3 million for the quarter ended December 31, 2012, and compared to net recoveries of $50,000 for the quarter ended September 30, 2012.

•	Nonperforming assets increased by $1.1 million to $10.1 million, or 0.75% of total assets, primarily due to one asset-based lending credit. The successful resolution of one remaining “other real estate owned” unit from a multi-unit complex, of which the other units had previously been sold for more than the recorded value of the entire complex, contributed $416,000 to non-interest income for the fourth quarter of 2012.

•	Capital ratios remained strong and continued to support the Company’s growth. Total Risk-Based Capital Ratio was 15.23%, Tier I Capital Ratio was 13.98%, and Tier I Leverage Ratio was 12.50% at December 31, 2012.

Net Interest Income and Margin

Net interest income of $15.8 million for the quarter ended December 31, 2012 represented an increase of $411,000, or 3%, compared to $15.4 million for the quarter ended September 30, 2012 and an increase of $2.8 million, or 22%, compared to $13.0 million for the quarter ended December 31, 2011. The increase in net interest income from the third quarter of 2012 and the same period in the prior year was primarily attributable to an increase in average earning assets as a result of loan growth and excess liquidity generated from deposit growth. Average earning assets of $1.23 billion for the quarter ended December 31, 2012 increased $69.1 million, or 6%, compared to $1.16 billion for the quarter ended September 30, 2012 and increased $190.8 million, or 18%, compared to $1.04 billion for the same quarter in 2011.

For the year ended December 31, 2012, net interest income of $60.6 million represented an increase of $12.2 million, or 25%, from $48.4 million for the year ended December 31, 2011 and was primarily attributed to an increase in average earning assets as a result of loan growth. Average earning assets of $1.15 billion for the year ended December 31, 2012 increased $163.0 million, or 17%, compared to $987.6 million for the same period one year ago.

The Company’s net interest margin for the quarter ended December 31, 2012 was 5.10%, compared to 5.26% for the quarter ended September 30, 2012, and 4.94% for the same period one year earlier. The decrease in net interest margin compared to the third quarter of 2012 was primarily due to deposit growth outpacing loan growth, which created excess liquidity and a slightly less favorable mix of earning assets. The increase in net interest margin from the same quarter in the prior year was primarily due to increased balance sheet leverage and increased recurring loan fees related to overall growth of the loan portfolio. The Company’s loan-to-deposit ratio, a measure of leverage, averaged 78.9% during the three months ended December 31, 2012, which represented a decrease compared to an average of 80.4% for the quarter ended September 30, 2012 and an increase from 75.8% for the same period of 2011. The positive impact on the net interest margin from increased loan fees for the three months ended December 31, 2012 compared the same period one year ago was 30 basis points.

The Company’s net interest margin for the year ended December 31, 2012 was 5.27%, compared to 4.90% for the same period one year earlier. The increase in net interest margin from the prior year was primarily due to increased balance sheet leverage, a more favorable mix in average earning assets, and increased recurring loan fees related to overall growth of the loan portfolio. The positive impact on the net interest margin from increased loan fees for the year ended December 31, 2012 compared to the same period one year ago was 24 basis points. The negative impact of reversed or foregone interest due to nonperforming assets was 6 basis points in the year ended December 31, 2012 compared to 14 basis points for the same period one year earlier.

Non-Interest Income

The Company’s non-interest income for the quarters ended December 31, 2012, September 30, 2012, and December 31, 2011 was $3.7 million, $3.8 million, and $2.6 million, respectively.

During the fourth quarter of 2012, the Company recognized a gain from the sale of SBA loans of $989,000 compared to $227,000 for third quarter of 2012 and $299,000 for the fourth quarter of 2011. The successful resolution of one remaining “other real estate owned” unit from a multi-unit complex, of which the other units had previously been sold for more than the recorded value of the entire complex, contributed $416,000 to non-interest income for the fourth quarter of 2012. During the third quarter of 2012 and fourth quarter of 2011, the Company recognized $1.0 million and $133,000 recognized, respectively, as a result of real estate related gains. The Company received warrant related income of $149,000 for the fourth quarter of 2012 compared to $576,000 for the third quarter of 2012 and $246,000 for the fourth quarter of 2011.

Non-interest income for the year ending December 31, 2012 and 2011 was $13.0 million and $9.9 million, respectively. During the year ending December 31, 2012, the Company recognized $1.6 million as a result of the successful resolution of “other real estate owned” properties and legacy problem loans that were originated prior to the economic downturn compared to $421,000 in the prior year. Also included in non-interest income for the year ending December 31, 2012 was $1.4 million in warrant income compared to $392,000 in the prior year. During the year ending December 31, 2012 the Company recognized a gain on the sale of SBA loans of $1.9 million compared to $1.7 million in the prior year. Additionally, non-interest income for the year ending December 31, 2012 included international fee income of $2.6 million and depositor service charges of $3.4 million compared to $2.5 million and $2.9 million, respectively, for the same period one year earlier.

Net interest income and non-interest income comprised total revenue of $19.5 million for the three months ended December 31, 2012, compared to $19.2 million for the three months ended September 30, 2012 and $15.6 million for the same period one year earlier. For the year ended December 31, 2012, total revenue of $73.6 million represented an increase of $15.2 million, or 26%, from $58.4 million for the year ended December 31, 2011.

Non-Interest Expense

Non-interest expense was $12.2 million for the quarter ended December 31, 2012, compared to $11.6 million and $11.1 million for the quarters ended September 30, 2012 and December 31, 2011, respectively. Non-interest expense for the year ended December 31, 2012 was $46.2 million compared to $42.4 million for the same period one year ago. Overall, trends in non-interest expenses continue to reflect a lower level of expenses related to problem asset valuation and resolution, and higher expenses related to supporting growth and investments in new initiatives.

Salary and benefits expense for the quarter ended December 31, 2012 was $8.3 million, compared to $7.6 million and $7.1 million for the quarters ended September 30, 2012 and December 31, 2011, respectively. Salary and benefits expense for the year ended December 31, 2012 was $30.3 million compared to $24.6 million for the same period one year ago. The increase in salary and benefits expense compared to the same periods in prior year primarily related to an increase in headcount to support growth and new initiatives, additional accruals for incentive compensation due to strong performance related to business development, and increased stock-based compensation due to long-term retention awards granted during the third quarter of 2012. As of December 31, 2012, the Company employed 207 full-time equivalents (FTE) compared to 203 FTE at September 30, 2012 and 193 FTE at December 31, 2011.

“Other real estate owned” and loan-related charges were $334,000 for the quarter ended December 31, 2012, compared to $197,000 and $565,000 for the quarters ended September 30, 2012 and December 31, 2011, respectively. “Other real estate owned” and loan-related charges were $995,000 for the year ended December 31, 2012 compared to $1.8 million for the same period one year ago. The decrease in “other real estate owned” and loan related charges from prior year was primarily attributed to a decline in nonperforming assets.

Regulatory assessments related to participation in the Transaction Guarantee Program as well as FDIC insurance pertaining to deposit balances, totaled $224,000 for the quarter ended December 31, 2012, compared to $230,000 for the quarter ended September 30, 2012 and $144,000 for the same period one year ago. Regulatory assessments for the year ended December 31, 2012 were $878,000 compared to $1.7 million for the same period one year ago.

The Company’s efficiency ratio, the ratio of non-interest expense to revenues, was 62.55%, 60.39%, and 70.99% for the quarters ended December 31, 2012, September 30, 2012, and December 31, 2011, respectively. The efficiency ratio was 62.81% for the year ended December 31, 2012 compared to 72.68% for the same period one year earlier.

Balance Sheet

Bridge Capital Holdings reported total assets at December 31, 2012 of $1.34 billion, compared to $1.25 billion at September 30, 2012 and $1.16 billion on the same date one year ago. The increase in total assets of $182.6 million, or 16%, from December 31, 2011 was driven by an increase in deposit production which was primarily used to fund loan growth and increase the investment portfolio.

The Company reported total gross loans outstanding at December 31, 2012 of $908.6 million, which represented an increase of $27.6 million, or 3%, over $881.0 million at September 30, 2012 and an increase of $146.6 million, or 19%, over $762.0 million at December 31, 2011. The increase in total gross loans from September 30, 2012 and December 31, 2011 was broad-based throughout the portfolio, with the most significant growth reflected in the commercial lending, factoring, and asset-based lending portfolios.

The Company’s total deposits were $1.16 billion as of December 31, 2012, which represented an increase of $91.3 million, or 9%, compared to $1.07 billion at September 30, 2012 and an increase of $163.9 million, or 16%, compared to $998.7 million at December 31, 2011. The increase in deposits from September 30, 2012 and December 31, 2011 was primarily attributable to continued growth in money market and savings, and noninterest-bearing demand deposit accounts.

Demand deposits represented 63.1% of total deposits at December 31, 2012, compared to 66.6% at September 30, 2012 and 66.5% for the same period one year ago. Core deposits represented 95.9% of total deposits at December 31, 2012, compared to 95.7% at September 30, 2012 and 96.4% at December 31, 2011.

Credit Quality

Nonperforming assets increased to $10.1 million, or 0.75% of total assets, as of December 31, 2012, compared to $9.0 million, or 0.72% of total assets, as of September 30, 2012 and $16.0 million, or 1.38% of total assets, at December 31, 2011. The nonperforming assets at December 31, 2012 consisted of loans on nonaccrual or 90 days or more past due totaling $10.0 million, and OREO valued at $144,000. The increase in nonperforming loans in the fourth quarter of 2012 was primarily due to one asset-based lending credit.

Nonperforming loans at December 31, 2012 were comprised of loans with legal contractual balances totaling approximately $15.5 million reduced by $1.4 million received in non-accrual interest and impairment charges of $4.1 million which have been charged against the allowance for credit losses.

Nonperforming loans increased to $10.0 million, or 1.10% of total gross loans, as of December 31, 2012, compared to $8.8 million, or 1.00% of total gross loans, as of September 30, 2012 and decreased compared to $11.8 million, or 1.55% of total gross loans, at December 31, 2011.

The carrying value of OREO was $144,000 as of December 31, 2012, unchanged compared to September 30, 2012 and down from $4.1 million as of December 31, 2011.

The Company charged-off $1.6 million in loan balances during the three months ended December 31, 2012, compared to $17,000 charged-off during the three months ended September 30, 2012 and $488,000 charged-off during the three months ended December 31, 2011. During the year ended December 31, 2012, the Company charged-off balances totaling $3.1 million, which compared to $2.9 million charged-off during the same period of 2011. Approximately $2.3 million of the charge-offs in 2012 were related to one loan in the asset-based lending portfolio and one loan in the factoring portfolio.

During the three months ended December 31, 2012, the Company recognized $222,000 in loan recoveries compared to $67,000 and $136,000, respectively, in loan recoveries for the three months ended September 30, 2012 and December 31, 2011. During the year ended December 31, 2012, the Company recognized $603,000 in loan recoveries which compared to $3.3 million in loan recoveries for the same period one year ago. The loan recoveries during 2011 were primarily the result of payments received on two real estate loans that were funded prior to the economic downturn.

The allowance for loan losses was $19.9 million, or 2.20% of total loans, at December 31, 2012, compared to $19.8 million, or 2.25% of total loans, at September 30, 2012 and $18.5 million, or 2.43% of total loans, at December 31, 2011. The provision for credit losses for the fourth quarter of 2012 was $1.5 million compared to $200,000 for the third quarter of 2012 and $600,000 for the same period one year ago. The provision for credit losses for the year ending December 31, 2012 and December 31, 2011 was $4.0 million and $2.6 million, respectively. The provision for credit losses of $1.5 million for the fourth quarter of 2012 primarily related to a charge-off on one asset-based credit.

Capital Adequacy

The Company’s capital ratios at December 31, 2012 substantially exceed the regulatory definition for being “well capitalized” with a Total Risk-Based Capital Ratio of 15.23%, a Tier I Risk-Based Capital Ratio of 13.98%, and a Tier I Leverage Ratio of 12.50%. Additionally, the Company’s tangible common equity ratio at December 31, 2012 was 10.92% and book value per common share was $9.32, representing an increase of $0.30, or 3.4%, from $9.02 at September 30, 2012 and an increase of $0.77, or 9.0%, from $8.55 at December 31, 2011.

Conference Call and Webcast

Management will host a conference call today at 5:00 p.m. Eastern time/2:00 p.m. Pacific time to discuss the Company’s financial results and answer questions.

Individuals interested in participating in the conference call may do so by dialing 877.941.6009 from the United States, or 480.629.9819 from outside the United States and referencing conference ID 4592023. Those interested in listening to the conference call live via the Internet may do so by visiting the Investor Relations section of the Company's Web site at www.bridgebank.com.

A telephone replay will be available through February 7, 2013, by dialing 800.406.7325 from the United States, or 303.590.3030 from outside the United States, and entering conference ID 4592023.  A webcast replay will be available for 90 days.

About Bridge Capital Holdings

Bridge Capital Holdings is the holding company for Bridge Bank, National Association. Bridge Capital Holdings was formed on October 1, 2004 and holds a Global Select listing on The NASDAQ Stock Market under the trading symbol BBNK. For additional information, visit the Bridge Capital Holdings website at http://www.bridgecapitalholdings.com.

About Bridge Bank, N.A.

Bridge Bank, N.A. is Silicon Valley’s full-service professional business bank. The Bank is dedicated to meeting the financial needs of small, middle market, and emerging technology businesses. Bridge Bank provides its clients with a comprehensive package of business banking solutions delivered through experienced, professional bankers. For additional information, visit the Bridge Bank website at http://www.bridgebank.com.

Contacts

Daniel P. Myers	Thomas A. Sa
President	Executive Vice President
Chief Executive Officer	Chief Financial Officer and Chief Strategy Officer
408.556.6510	408.556.8308
dan.myers@bridgebank.com	tom.sa@bridgebank.com

Forward-Looking Statements

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are subject to the safe harbors created by that Act. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements are based on currently available information, expectations, assumptions, projections, and management’s judgment about the Company, the banking industry and general economic conditions. These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date.  Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely.

Forward-looking statements involve significant risks and uncertainties and actual results may differ materially from those presented, either expressed or implied, in this press release.  Factors that might cause such differences include, but are not limited to: the Company’s ability to successfully execute its business plans and achieve its objectives; changes in general economic, real estate and financial market conditions, either nationally or locally in areas in which the Company conducts its operations; changes in interest rates; new litigation or changes in existing litigation; future credit loss experience; increased competitive challenges and expanding product and pricing pressures among financial institutions; legislation or regulatory changes which adversely affect the Company’s operations or business; loss of key personnel; changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies; and the ability to satisfy requirements related to the Sarbanes-Oxley Act and other regulation on internal control.

The reader should refer to the more complete discussion of such risks in Bridge Capital Holdings’ annual reports on Forms 10-K and quarterly reports on Forms 10-Q on file with the Securities and Exchange Commission. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.

-Financial Tables Follow-

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY

INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(Dollars in Thousands)

	Three months ended			Twelve months ended
	12/31/12	09/30/12	12/31/11	12/31/12	12/31/11

INTEREST INCOME
Loans	$14,722	$14,467	$11,789	$56,122	$45,352
Federal funds sold	66	59	53	203	255
Investment securities	1,614	1,444	1,661	6,461	5,068
Other	-	-	-	1	19
Total interest income	16,402	15,970	13,503	62,787	50,694

INTEREST EXPENSE
Deposits	324	300	269	1,089	1,096
Other	270	273	271	1,106	1,160
Total interest expense	594	573	540	2,195	2,256

Net interest income	15,808	15,397	12,963	60,592	48,438
Provision for credit losses	1,500	200	600	3,950	2,600
Net interest income after provision for credit losses	14,308	15,197	12,363	56,642	45,838

NON-INTEREST INCOME
Service charges on deposit accounts	826	888	774	3,353	2,876
International Fee Income	643	627	708	2,646	2,488
Other non-interest income	2,216	2,270	1,134	6,985	4,566
Total non-interest income	3,685	3,785	2,616	12,984	9,930

OPERATING EXPENSES
Salaries and benefits	8,299	7,579	7,094	30,308	24,606
Premises and fixed assets	1,028	1,043	960	3,993	3,801
Other	2,866	2,962	3,005	11,911	14,017
Total operating expenses	12,193	11,584	11,059	46,212	42,424

Income before income taxes	5,800	7,398	3,920	23,414	13,344
Income tax expense	2,376	3,034	1,633	9,610	5,498

NET INCOME	$3,424	$4,364	$2,287	$13,804	$7,846

Preferred dividends	-	-	-	-	200
Net income available to common shareholders	$3,424	$4,364	$2,287	$13,804	$7,646

EARNINGS PER SHARE
Basic earnings per share	$0.24	$0.30	$0.16	$0.96	$0.54
Diluted earnings per share	$0.23	$0.29	$0.16	$0.92	$0.52
Average common shares outstanding	14,403,867	14,391,432	14,337,176	14,385,629	14,247,853
Average common and equivalent shares outstanding	15,002,775	14,991,337	14,735,337	14,927,837	14,642,260

PERFORMANCE MEASURES
Return on average assets	1.06%	1.43%	0.82%	1.14%	0.75%
Return on average equity	9.41%	12.38%	7.09%	9.98%	6.12%
Efficiency ratio	62.55%	60.39%	70.99%	62.81%	72.68%

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY

INTERIM CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Dollars in Thousands)

	12/31/12	09/30/12	06/30/12	03/31/12	12/31/11

ASSETS
Cash and due from banks	$17,251	$27,509	$16,877	$21,663	$17,135
Federal funds sold	113,790	82,245	39,420	48,700	106,690
Interest-bearing deposits	335	335	335	335	335
Investment securities	267,204	227,336	224,967	238,556	240,268
Loans:
Commercial	436,293	404,657	382,471	362,556	330,348
SBA	87,375	91,805	83,718	82,459	73,336
Real estate construction	35,502	39,011	46,341	51,986	47,213
Land and land development	8,973	5,321	5,327	6,109	6,772
Real estate other	139,930	153,003	153,919	154,697	157,446
Factoring and asset-based lending	195,343	182,213	173,996	154,895	142,482
Other	5,163	4,949	4,614	4,284	4,431
Loans, gross	908,579	880,959	850,386	816,986	762,028
Unearned fee income	(3,056)	(3,136)	(2,605)	(2,622)	(2,792)
Allowance for credit losses	(19,948)	(19,791)	(19,541)	(19,304)	(18,540)
Loans, net	885,575	858,032	828,240	795,060	740,696
Premises and equipment, net	2,042	2,057	2,205	2,302	2,337
Accrued interest receivable	3,469	3,439	3,452	3,534	3,291
Other assets	53,919	46,601	49,713	50,672	50,281
Total assets	$1,343,585	$1,247,554	$1,165,209	$1,160,822	$1,161,033

LIABILITIES
Deposits:
Demand noninterest-bearing	$723,517	$708,513	$645,884	$640,235	$660,036
Demand interest-bearing	10,582	5,089	5,264	4,232	4,272
Money market and savings	380,949	311,671	294,389	320,489	298,145
Time	47,500	45,934	40,017	31,647	36,222
Total deposits	1,162,548	1,071,207	985,554	996,603	998,675

Junior subordinated debt securities	17,527	17,527	17,527	17,527	17,527
Other borrowings	-	-	10,000	-	-
Accrued interest payable	11	10	11	10	9
Other liabilities	16,752	16,759	15,007	13,560	15,309
Total liabilities	1,196,838	1,105,503	1,028,099	1,027,700	1,031,520

SHAREHOLDERS' EQUITY
Common stock	108,963	108,117	107,661	107,184	106,673
Retained earnings	37,235	33,811	29,447	26,138	23,431
Accumulated other comprehensive income (loss)	549	123	2	(200)	(591)
Total shareholders' equity	146,747	142,051	137,110	133,122	129,513
Total liabilities and shareholders' equity	$1,343,585	$1,247,554	$1,165,209	$1,160,822	$1,161,033

CAPITAL ADEQUACY
Tier I leverage ratio	12.50%	13.01%	13.16%	12.86%	13.36%
Tier I risk-based capital ratio	13.98%	14.44%	14.54%	14.38%	14.80%
Total risk-based capital ratio	15.23%	15.70%	15.80%	15.63%	16.06%
Total equity/ total assets	10.92%	11.39%	11.77%	11.47%	11.15%
Book value per common share	$9.32	$9.02	$8.99	$8.72	$8.55

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY

INTERIM CONSOLIDATED AVERAGE BALANCE SHEET AND YIELD DATA (UNAUDITED)

(Dollars in Thousands)

	Three months ended December 31,
	2012			2011

		Yields	Interest		Yields	Interest
	Average	or	Income/	Average	or	Income/
	Balance	Rates	Expense	Balance	Rates	Expense
ASSETS
Interest earning assets (2):
Loans (1)	$876,765	6.68%	$14,722	$712,441	6.56%	$11,789
Federal funds sold	112,749	0.23%	66	91,232	0.23%	53
Investment securities	242,658	2.65%	1,614	237,722	2.77%	1,661
Other	335	0.00%	-	335	0.00%	-
Total interest earning assets	1,232,507	5.29%	16,402	1,041,730	5.14%	13,503

Noninterest-earning assets:
Cash and due from banks	24,886			21,563
All other assets (3)	33,392			37,097
TOTAL	$1,290,785			$1,100,390

LIABILITIES AND
SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
Deposits:
Demand	$7,379	0.05%	$1	$4,332	0.09%	$1
Money market and savings	357,147	0.29%	257	336,187	0.27%	232
Time	46,064	0.57%	66	35,265	0.41%	36
Other	17,527	6.13%	270	17,527	6.13%	271
Total interest-bearing liabilities	428,117	0.55%	594	393,311	0.54%	540

Noninterest-bearing liabilities:
Demand deposits	700,073			564,026
Accrued expenses and other liabilities	17,791			15,019
Shareholders' equity	144,804			128,034
TOTAL	$1,290,785			$1,100,390

Net interest income and margin		5.10%	$15,808		4.94%	$12,963

(1)	Loan fee amortization of $2.7 million and $1.5 million, respectively, is included in interest income. Nonperforming loans have been included in average loan balances.
(2)	Interest income is reflected on an actual basis, not a fully taxable equivalent basis. Yields are based on amortized cost.
(3)	Net of average allowance for credit losses of $19.5 million and $18.3 million, respectively.

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY

INTERIM CONSOLIDATED AVERAGE BALANCE SHEET AND YIELD DATA (UNAUDITED)

(Dollars in Thousands)

	Twelve months ended December 31,
	2012			2011

		Yields	Interest		Yields	Interest
	Average	or	Income/	Average	or	Income/
	Balance	Rates	Expense	Balance	Rates	Expense
ASSETS
Interest earning assets (2):
Loans (1)	$827,691	6.78%	$56,122	$660,614	6.87%	$45,352
Federal funds sold	86,735	0.23%	203	109,134	0.23%	255
Investment securities	235,892	2.74%	6,461	216,870	2.34%	5,068
Other	331	0.30%	1	998	1.90%	19
Total interest earning assets	1,150,649	5.46%	62,787	987,616	5.13%	50,694

Noninterest-earning assets:
Cash and due from banks	22,946			22,392
All other assets (3)	33,096			37,133
TOTAL	$1,206,691			$1,047,141

LIABILITIES AND
SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
Deposits:
Demand	$5,834	0.03%	$2	$6,205	0.06%	$4
Money market and savings	311,712	0.29%	900	326,546	0.27%	884
Time	38,933	0.48%	187	36,876	0.56%	208
Other	29,057	3.81%	1,106	20,217	5.74%	1,160
Total interest-bearing liabilities	385,536	0.57%	2,195	389,844	0.58%	2,256

Noninterest-bearing liabilities:
Demand deposits	667,146			515,056
Accrued expenses and other liabilities	15,643			14,113
Shareholders' equity	138,366			128,128
TOTAL	$1,206,691			$1,047,141

Net interest income and margin		5.27%	$60,592		4.90%	$48,438

(1)	Loan fee amortization of $9.4 million and $5.7 million, respectively, is included in interest income. Nonperforming loans have been included in average loan balances.
(2)	Interest income is reflected on an actual basis, not a fully taxable equivalent basis. Yields are based on amortized cost.
(3)	Net of average allowance for credit losses of $19.2 million and $16.9 million, respectively.

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY

INTERIM CONSOLIDATED CREDIT DATA (UNAUDITED)

(Dollars in Thousands)

	12/31/12	09/30/12	06/30/12	03/31/12	12/31/11

ALLOWANCE FOR CREDIT LOSSES
Balance, beginning of period	$19,791	$19,541	$19,304	$18,540	$18,292
Provision for credit losses, quarterly	1,500	200	500	1,750	600
Charge-offs, quarterly	(1,565)	(17)	(553)	(1,010)	(488)
Recoveries, quarterly	222	67	290	24	136
Balance, end of period	$19,948	$19,791	$19,541	$19,304	$18,540

NONPERFORMING ASSETS
Loans accounted for on a non-accrual basis	$9,967	$8,807	$9,211	$8,891	$11,840
Loans with principal or interest contractually past due 90 days or more and still accruing interest	-	2	-	-	-
Nonperforming loans	9,967	8,809	9,211	8,891	11,840
Other real estate owned	144	144	3,125	4,150	4,126
Nonperforming assets	$10,111	$8,953	$12,336	$13,041	$15,966

Loans restructured and in compliance with modified terms	9,402	10,629	11,272	9,927	10,677
Nonperforming assets and restructured loans	$19,513	$19,582	$23,608	$22,968	$26,643

Nonperforming Loans by Asset Type:
Commercial	$676	$816	$1,041	$257	$798
SBA	2,047	2,099	2,162	1,011	2,110
Construction	-	-	-	-	-
Land	11	13	31	498	540
Other real estate	5,783	5,879	5,977	6,067	6,184
Factoring and asset-based lending	1,450	-	-	1,058	2,208
Other	-	2	-	-	-
Nonperforming loans	$9,967	$8,809	$9,211	$8,891	$11,840

ASSET QUALITY
Allowance for credit losses / gross loans	2.20%	2.25%	2.30%	2.36%	2.43%
Allowance for credit losses / nonperforming loans	200.14%	224.67%	212.15%	217.12%	156.59%
Nonperforming assets / total assets	0.75%	0.72%	1.06%	1.12%	1.38%
Nonperforming loans / gross loans	1.10%	1.00%	1.08%	1.09%	1.55%
Net quarterly charge-offs / gross loans	0.15%	-0.01%	0.03%	0.12%	0.05%